CAPITOL SERIES TRUST

AMENDED AND RESTATED ADMINISTRATIVE SERVICES PLAN

Fuller & Thaler Behavioral Small-Cap Equity Fund

Fuller & Thaler Behavioral Small-Cap Growth Fund

Fuller & Thaler Behavioral Mid-Cap Value Fund

Fuller & Thaler Behavioral Unconstrained Equity Fund

Fuller & Thaler Behavioral Small-Mid Core Equity Fund

Fuller & Thaler Behavioral Micro-Cap Equity Fund

Fuller & Thaler Behavioral Mid-Cap Equity Fund

Class A

Investor Class

Institutional Class

WHEREAS, Capitol Series Trust (the “Trust”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (“shares”) in separate series, with each series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust is authorized to issue shares of each of its series in separate classes of shares;

WHEREAS, the Trust, on behalf of the Fuller & Thaler Behavioral Small-Cap Equity Fund, the Fuller & Thaler Behavioral Small-Cap Growth Fund, the Fuller & Thaler Behavioral Mid-Cap Value Fund, the Fuller & Thaler Behavioral Unconstrained Equity Fund, the Fuller & Thaler Behavioral Small-Mid Core Equity Fund, the Fuller & Thaler Behavioral Micro-Cap Equity Fund, and the Fuller & Thaler Behavioral Mid-Cap Equity Fund (each a “Fund”, and together the “Funds”), each a series of the Trust, have adopted a multiple-class plan pursuant to Rule 18f-3 under the 1940 Act to permit the issuance of Fund shares in different classes (the “Rule 18f-3 Plan”); and

WHEREAS, consistent with the terms of the Rule 18f-3 Plan, the Funds offer of beneficial interests in a Class A, Investor Class, Institutional Class, and R6 Class; and

WHEREAS, shareholders of each of the Class A, Investor Class and Institutional Class may require administrative, recordkeeping, and other services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds; and

WHEREAS, issuance of shares of the Funds in a class subject to a fee for each Fund’s cost of providing administrative, recordkeeping, and shareholder services would allocate each Fund’s expense of rendering such services to the shareholders who receive such additional services;

WHEREAS, the Trust, on behalf of the Funds, with respect to each Fund’s Class A, Investor Class and Institutional Class shares, intends to enter into agreements pursuant to this Amended and Restated Administrative Services Plan (“Services Plan”) with various Service Organizations (each a “Service Organization”), either directly or through the Trust’s principal underwriter, Ultimus Fund Distributors LLC (the “Distributor”) or the Fund’s investment adviser, Fuller & Thaler Asset Management, Inc. (the “Manager”), pursuant to which the Service Organization will provide certain administrative, recordkeeping and shareholder services to its clients, members or customers who own Class A, Investor Class or

Institutional Class shares of the Funds, respectively (each such agreement referred to hereinafter as a “Service Organization Servicing Agreement”); and

WHEREAS, the Manager itself may provide certain non-distribution shareholder services to Fund shareholders who own Class A, Investor Class, and Institutional Class shares of the Funds, including primarily intermediaries and their representatives who on behalf of their clients invest in the Funds’ Class A, Investor Class, and Institutional Class shares through omnibus and or networked positions, as well as other institutional clients, and is neither obligated to provide such services nor compensated for such services under its investment advisory agreement with the Trust respect to the Funds; and

WHEREAS, the Trust, on behalf of the Funds, with respect to each Fund’s Class A, Investor Class, and Institutional Class shares, intends to enter into an agreement directly with the Manager pursuant to this Servicing Plan, under which the Manager will provide certain non-distribution shareholder services to shareholders who own Class A, Investor Class, and Institutional Class shares of the Funds, primarily intermediaries and their representatives who on behalf of their clients invest in such share classes through omnibus and or networked positions as well as other institutional clients (such agreement referred to hereinafter as a “Manager Shareholder Servicing Agreement”); and

WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that this Services Plan will benefit the Funds and their respective shareholders.

NOW THEREFORE, the Trust hereby adopts the Services Plan on the following terms and conditions:

1.                   The Trust (or the Manager or Distributor acting as agent of the Trust) shall pay a Service Organization with which each Fund (or the Manager or Distributor acting as agent of the Trust), regarding its Class A, Investor Class and Institutional Class, has a Service Organization Servicing Agreement, for providing certain administrative , recordkeeping and shareholder services for Class A, Investor Class and Institutional Class shareholders, at a rate specified in paragraph 2 below, based upon the average daily net assets of the Fund attributable to Class A, Investor Class and Institutional Class shares, respectively.

2.                   Under the Service Organization Servicing Agreement, subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the Service Organization will be paid quarterly at an annual rate not to exceed 0.20% of the average daily net assets of each Fund attributable to Investor Shares and Institutional Shares serviced by such Service Organization, and at an annual rate not to exceed 0.25% of the average daily net assets of each Fund attributable to e Class A shares serviced by such Service Organization, respectively.

3.                   The payment of fees to a Service Organization is subject to compliance by the Service Organization with the terms of the Service Organization Servicing Agreement between the Service Organization and the Trust, on behalf of the Funds (or the Manager or Distributor acting as agent of the Trust). If a Class A, Investor Class or Institutional Class shareholder ceases to be a client of a Service Organization that has entered into an Service Organization Servicing Agreement with the Trust on behalf of the Fund (or the Manager or Distributor acting as agent of the Trust), but continues to hold such applicable Class A, Investor Class or Institutional Class shares, the Service Organization will be entitled to receive a similar payment in respect of the services provided to such investors. For the purposes of determining the fees payable under the Servicing Plan, the average daily net asset value of each Fund attributable to Class A, Investor and Institutional Shares, respectively, shall be computed in the manner specified in the Trust’s Declaration of Trust and current prospectus.

4.                   Services that a Service Organization will provide under a Service Organization Servicing Agreement may include, but are not limited to, the following functions:

•	receiving, aggregating and processing shareholder orders;
•	furnishing shareholder sub-accounting;
•	providing and maintaining elective shareholder services such as check writing and wire transfer services;
•	providing and maintaining pre-authorized investment plans;
•	communicating periodically with shareholders;
•	acting as the sole shareholder of record and nominee for shareholders;
•	maintaining accounting records for shareholders;
•	answering questions and handling correspondence from shareholders about their accounts;
•	issuing confirmations for transactions by shareholders; and
•	performing similar account administrative services
•	performing shareholder liaison services
•	responding to customer inquiries
•	providing information on customer investments

5.                   Under the Manager Shareholder Servicing Agreement, the Trust shall pay the Manager for providing certain non-distribution administrative and shareholder services to Class A, Investor Class or Institutional Class shareholders, including intermediaries and their representatives who on behalf of their clients invest in the Funds through omnibus and or networked positions as well as other institutional clients, at a rate specified in paragraph 6 below, based upon the average daily net assets of the Fund attributable to Class A, Investor Class, or Institutional Class shares.

6.                   Subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), under the Manager Shareholder Servicing Agreement the Manager will be paid quarterly a shareholder servicing fee for the non-distribution shareholder services that it provides to Class A, Investor Class or Institutional Class shareholders at an annual rate not to exceed 0.03% of the average daily net assets of each Fund attributable to each such share class, provided that the annual rate of the fees paid to the Manager pursuant to this paragraph under the Manager Shareholder Servicing Agreement, combined with the annual rate of the fees paid to Service Organizations under the Service Organization Shareholder Servicing Agreement pursuant to paragraph 2 with respect to each Fund’s Class A, Investor, and Institutional Shares, shall not exceed 0.20% of the average daily net assets of each Fund attributable to Investor Shares and Institutional Shares or .25% of the average daily net assets of each Fund attributable to Class A shares, respectively.

7.                   The payment of fees to the Manager is subject to compliance by the Manager with the terms of the Manager Shareholder Servicing Agreement. For the purposes of determining the fees payable to the Manager under the Servicing Plan, the average daily net asset value of each Fund attributable to Class A, Investor and Institutional Shares, respectively, shall be computed in the manner specified in the Trust’s Declaration of Trust and current prospectus.

8.                   Services that the Manager will provide under the Manager Shareholder Servicing Agreement may include, but are not limited to, the following:

•	meeting regularly, both in person and electronically, with intermediaries and their representatives on behalf of their clients who invest in the Funds’ Class A, Investor Class and Institutional Class through omnibus and or networked positions, as well as other institutional clients, to provide them with information that will assist them in servicing their own clients, including information related to each Fund’s investment strategies and performance;

•	providing support and related services to financial intermediaries in order to facilitate their processing and fulfillment of orders and communications with shareholders
•	providing quarterly, semi-annual, and annual updates to intermediaries
•	orchestrating periodic educational meetings with new and current intermediary team members concerning the Funds to enable them to provide more knowledgeable servicing of shareholders and promote long-term investment in the Funds
•	communicating and working with intermediaries on matters and issues that may affect their underlying investors, such as the soft closings of a particular Fund, and working with such intermediaries to orchestrate such closure in the manner that is not disadvantageous to current shareholders;
•	interfacing with custodians to structure limited offering mechanics
•	answering financial advisor and intermediary inquiries (through electronic and other means) regarding fund status related to the limited offering
•	working with intermediaries and the Funds’ administrator to craft prospectus disclosure that will enable the intermediary and its underlying shareholders to invest in the Funds through the intermediary’s platform
•	providing capital gains and dividends updates for intermediaries to provide to shareholders
•	providing performance updates driven by unusual performance
•	regular email updates for intermediaries on matters relating to the Funds
•	periodic phone updates for intermediaries – quarterly, semi-annual, annual
•	periodic due diligence meetings with intermediaries at their request –
•	responding to intermediary quarterly and annual due diligence questionnaires
•	Directing intermediaries to and/or passing along communications from the Trust to intermediaries, including corporate actions, dividend and tax notices, and updated Prospectuses and Statements of Additional Information as request
•	performing shareholder liaison services
•	responding to customer inquiries
•	Providing information on customer investments

9.                   The Servicing Plan shall not take effect until it has been approved, together with any related agreements and supplements, by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Servicing Plan or any agreements related to it (the “Plan Trustees”), cast in person, , or as otherwise permitted by law, at a meeting (or meetings) called for the purpose of voting on the Servicing Plan and such related agreements.

10.               The Servicing Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Servicing Plan in paragraph 9.

11.               Any person authorized to direct the disposition of monies paid or payable pursuant to the Servicing Plan or any related agreement shall provide to the Trust’s Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

12.               Any agreement related to the Servicing Plan, including all Service Organization Shareholder Servicing Agreements and the Manager Shareholder Services Agreement, shall be in writing and shall provide: (a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Trustees, on not more than sixty (60) days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

13.               The Servicing Plan may be amended at any time with respect to the Funds by the Board of Trustees, provided that any amendment to increase materially the costs that the Class A, Investor Class and Institutional Class may bear for administrative services pursuant to the Servicing Plan shall be effective only upon approval as provided in paragraph 9 hereof.

14.               While the Servicing Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

15.               The Trust shall preserve copies of the Servicing Plan, any related agreement and any report made pursuant to paragraph 11 hereof, for a period of not less than six (6) years from the date of the Servicing Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

16.               It is understood and expressly stipulated that neither the holders of shares of any Fund nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.

IN WITNESS WHEREOF, the Trust has adopted this Servicing Plan effective as of the 25th day of January, 2023.

CAPITOL SERIES TRUST

By:	/s/ Matthew J. Miller
Matthew J. Miller
Chief Executive Officer and President